Exhibit 99.1

TAKUNG ART REPORTS FINANCIAL RESULTS FOR THE FIRST QUARTER OF 2017

HONG KONG, CHINA / ACCESSWIRE / May 15, 2017 / Takung Art Co., Ltd. (NYSE: TKAT) ("Takung" or the "Company"), an online trading platform which facilitates art collectors and art-interested investors to gain and trade shared ownerships in Asian fine arts, today announced its unaudited financial results for the first quarter ended March 31, 2017.

First Quarter 2017 Highlights

•	Revenue increased 12.7% YoY to $4.3 million from $3.8 million.

•	Gross profit increased by 13.7% YoY to $4.0 million from $3.5 million.

•	Gross margin increased 77 basis points YoY to 93.9% compared to 93.1%.

•	Net income decreased YoY to $0.9 million from $1.1 million largely due to higher G&A expenses related to business development activity.

•	Net cash provided by operating activities was $2.1 million, a 69.4% YoY increase from $1.3 million.

Mr. Di Xiao, Chairman and CEO of Takung, commented, "We are pleased to report another quarter of growth during one of our seasonally slower periods due to the Chinese New Year holiday, highlighted by increases in revenue and gross profit over the prior year first quarter period. Our gross profit margin also increased slightly to 94% of sales which is a testament to the strength of our business model. Our net income was lower largely due to infrastructure and R&D investments to support Takung's long term growth and development. We are proud that our business consistently generates net cash, including $2.1 million in the first quarter, which represents our third consecutive quarter of net cash generation.

"We have been focused on several important initiatives in recent months to further enhance our trading platform and brand visibility. First, by further developing Takung's brand awareness, we believe more artists will be inclined to list artworks of increased value on our platform and generate greater listing fees for Takung in the future. We are optimistic that our recent transition to the New York Stock Exchange will boost our profile and help to attract more valuable artwork, antiques, gemstones and jewelry for listing on our platform. In the first quarter, we made progress increasing the value of new listings. While the total number of new listings was down by 25% compared to the fourth quarter of 2016, the average new listing value increased to approximately $352,000 per listing in the first quarter of 2017 from approximately $189,000 per listing for all of 2016.

"Second, we have taken meaningful steps to further enhance the trading liquidity of our platform. As a result, transactions totaled $4.7 billion in the first quarter of 2017, a 483% increase from $813 million in the first quarter of 2016. This growth is largely due to the special commission arrangements we now offer to high volume traders. This includes capping commission fees paid by large traders once certain quotas have been met. Platform liquidity not only encourages investors to buy units since they know a market exists to sell those units, but, increased liquidity in the first quarter drove commission fee revenue to its highest level since the new commission structure was introduced in early 2016. In the future, we intend to offer additional marketing programs to our high volume traders which can help generate additional liquidity and increased revenue for Takung.

"To support and expand Takung's growth, our investment in R&D for the first quarter of 2017 increased over the first quarter of 2016. We are working on a number of exciting new R&D initiatives that can help drive sales and profits for our business in the years ahead, including Takung Online, which we expect to roll out later this year. Takung Online will enable artists to sell entire pieces of artwork instead of portfolios of shared ownership. Other projects are underway to improve platform security, enhance the trader experience and make our mobile app more robust. We also plan to enrich the content on our site by integrating art and design information from other platforms to increase visitor traffic and length of stay times.

"Looking ahead, we expect Takung's existing platform to continue generating stable gross profit margins and healthy levels of net cash from operations while simultaneously developing new growth initiatives that can contribute to our long-term revenue and profit generation. We believe Takung has established a solid business model, and we look forward to sharing our progress with you in the coming months ahead," concluded Mr. Xiao.

First Quarter 2017 Financial Performance

Total revenue increased 12.7% to $4.3 million in the first quarter of 2017 from $3.8 million during the same quarter of 2016. The increase was primarily attributable to increases in listing fee revenue, commission fee revenue, and management fee revenue.

Listing fee revenue contributed $2.3 million, or 54.0% of total revenue, in the first quarter of 2017, compared to $2.2 million or 57.9% of total revenue in the same quarter of 2016. The Company added 18 new listings in the first quarter of 2017, bringing the total number of listings to 199, compared to 23 at the end of the first quarter of 2016. As of March 31, 2017, the combined value of the listings was $50.9 million compared to $24.6 million on March 31, 2016.

Commission fee revenue accounted for $1.7 million or 39.1% of total revenue, a 46.1% increase from $1.1 million or 30.2% of total revenue in the same quarter of 2016. This increase was driven by a 501% increase in trading volume and a 483% increase in transaction value for the three months ended March 31, 2017, compared to the same period in 2016. Total transaction value in the first quarter of 2017 was $4.7 billion compared to $813 million in the same quarter last year.

Management fee revenue was $0.3 million or 6.8% of total revenue, compared to $0.1 million or 3.4% of total revenue in the same quarter of 2016, representing a 128% increase. This increase was driven by the increase in number of listings.

Cost of revenue was $0.3 million, or 6.1% of sales, in the first quarter of 2017, which is consistent with the cost of revenue in the first quarter of 2016.

Gross profit was $4.0 million in the first quarter of 2017, an increase of 13.7% from $3.5 million in the same quarter of 2016. The increase was due to the higher transaction volume with more artworks trading on the Company's platform. Gross margin was 93.9% compared to 93.1% in the same quarter of 2016. The increase was a result of increased total revenue and consistent cost of revenue.

Selling expenses in the first quarter of 2017 decreased 47.1% to $0.3 million from $0.6 million in the same quarter of 2016, driven by a change in the nature of marketing activities. As a percentage of total revenue, selling expenses were 7.9%, down from 16.8% in the first quarter of 2016.

General and Administrative Expenses increased 64.8% to $2.6 million in the first quarter of 2017 compared to $1.6 million for the same period in 2016. The increased year-over-year expenses were driven by increases in the number of employees, new office space, and travel and listing expenses related to the Company's recent listing on the New York Stock Exchange.

Income from operations decreased by 17.3% to $1.1 million in the first quarter of 2017 compared to $1.3 million in the first quarter of 2016 due to higher general and administrative expenses. Operating margin decreased to 25.7% from 35.0% compared to the first quarter of 2016.

Net income decreased by 20.3% to $0.9 million in the first quarter of 2017 from $1.1 million in the same quarter of 2016. Fully diluted net income per share was $0.08 in the first quarter of 2017, compared to $0.10 in the first quarter of 2016.

Net cash provided by operating activities for the three months ended March 31, 2017, was $2.1 million, a 69.4% increase from $1.3 million for the same period last year. The increase was largely due to increased prepayments and advances from customers.

Net cash used in investing activities for the first quarter of 2017 was $0.2 million, as compared to $0.4 million for the same quarter of 2016. This included a $59,900 payment for the purchase of property and equipment.

The Company had $15.5 million in cash and cash equivalents as of March 31, 2017, a 32.5% increase from $11.7 million as of the same period in 2016.

Conference Call

The Company will host a conference call at Noon Eastern Time on Tuesday, May 16, 2017, (midnight Beijing Time) to discuss its results for the first quarter of 2017 and answer questions from investors. Listeners may access the call by dialing:

US: (Toll Free) 877-407-8133
International: 201-689-8040
China: (Toll Free): 864 001 202 840

A telephone replay will be available approximately 30 minutes after the conclusion of the conference, and end at 11:59pm on May 23, 2017. The dial-in details are:

US: (Toll Free) 877-481-4010
International: 919-882-2331
Passcode: 10395

An audio recording of the conference call will be available at http://ir.takungart.com/presentations within 30 minutes after the completion of the live call.

About Takung Art Co., Ltd.

Takung Art Co., Ltd. operates a unique, proprietary online trading platform which facilitates art collectors and art-interested investors to gain and trade shared ownerships in Asian fine arts. Takung Art is headquartered in Hong Kong and operates primarily in China through 2 wholly-owned subsidiaries in Shanghai and Tianjin that facilitate service and support to its PRC-based traders on the Company's platform. The Company's online trading platform which converts the ownership of artworks into ownership units, enables China's growing middle class to invest in fine art as an investment opportunity. For more information, please visit the Company's website: http://ir.takungart.com/.

Forward-Looking Statements

This press release may contain projections or other forward-looking statements regarding future events or our future financial performance. All statements other than present and historical facts and conditions contained in this release, including any statements regarding our future results of operations and financial positions, business strategy, plans and our objectives for future operations, are forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended). These statements are only predictions and reflect our current beliefs and expectations with respect to future events and are based on assumptions and subject to risk and uncertainties and subject to change at any time. We operate in a very competitive and rapidly changing environment. New risks emerge from time to time. Given these risks and uncertainties, you should not place undue reliance on these forward-looking statements. Actual events or results may differ materially from those contained in the projections or forward-looking statements.

Forward-looking statements in this release are made pursuant to the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.

Contacts:

Takung Art Co., Ltd.
Mr. Leslie Chow
Phone: +852 31580977
Email: leslie.chow@takungae.com

TAKUNG ART CO., LTD AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(Stated in U.S. Dollars except Number of Shares)
(UNAUDITED)

	For the Three Months Ended March 31,	For the Three Months Ended March 31,
	2017	2016

Revenue
Listing fee	$2,307,946	$2,195,064
Commission	1,670,613	1,143,471
Authorized agent subscription revenue	-	321,583
Management fee	292,551	128,491
Annual fee	483	161
Total revenue	4,271,593	3,788,770

Cost of revenue	(262,659)	(262,067)
Gross profit	4,008,934	3,526,703

Operating expenses
General and administrative expenses	(2,573,391)	(1,561,373)
Selling expenses	(337,527)	(638,209)
Total operating expenses	(2,910,918)	(2,199,582)

Income from operations	1,098,016	1,327,121

Other income and expenses:
Other income	112,358	50,643
Loan interest expense	(149,891)	-
Exchange gain	120,937	119,456
Total other income	83,404	170,099

Income before income tax expense	1,181,420	1,497,220

Provision for income taxes	(307,881)	(401,168)

Net income	873,539	1,096,052

Foreign currency translation adjustment	134,527	12,084

Comprehensive income	$1,008,066	$1,108,136

Earnings per common share – basic	$0.08	$0.10
Earnings per common share – diluted	$0.08	$0.10
Weighted average number of common shares outstanding –basic	10,733,506	10,632,276
Weighted average number of common shares outstanding –diluted,	11,028,177	11,147,577

TAKUNG ART CO., LTD AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Stated in U.S. Dollars except Number of Shares)

	March 31,	December 31,
	2017	2016
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$15,461,396	$13,395,337
Restricted cash	18,989,960	21,743,360
Account receivables, net	3,173,691	3,058,568
Prepayment and other current assets	932,045	968,446
Loan receivables	6,579,281	6,374,046
Total current assets	45,136,373	45,539,757

Non-current assets
Property and equipment, net	1,960,930	2,065,182
Intangible assets	20,498	20,546
Deferred tax assets	280,041	243,772
Other non-current assets	419,882	428,764
Total non-current assets	2,681,351	2,758,264
Total assets	$47,817,724	$48,298,021

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Current liabilities
Accrued expenses and other payables	$873,771	$608,883
Customer deposits	18,989,960	21,743,360
Advance from customers	737,533	360,248
Short-term borrowings from third parties	6,354,147	6,308,513
Amount due to related party	1,029,416	1,031,805
Tax payables	893,892	549,897
Total current liabilities	28,878,719	30,602,706
Deferred tax liabilities	56,771	62,618
Total non-current liabilities	56,771	62,618
Total liabilities	28,935,490	30,665,324

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Common stock (1,000,000,000 shares authorized; $0.001 par value; 11,188,882 shares issued and outstanding as of March 31, 2017; 11,169,276 shares issued and outstanding as of December 31, 2016)	11,189	11,169
Additional paid-in capital	5,773,877	5,532,426
Retained earnings	14,046,210	13,172,671
Accumulated other comprehensive loss	(949,042)	(1,083,569)
Total stockholders' equity	18,882,234	17,632,697
Total liabilities and stockholders' equity	$47,817,724	$48,298,021

TAKUNG ART CO., LTD AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(Stated in U.S. Dollars)
(UNAUDITED)

	For the Three Months Ended	For the Three Months Ended
	March 31,	March 31,
	2017	2016

Cash flows from operating activities:
Net income	$873,539	$1,096,052
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	168,142	102,973
Changes in exchange rate	(81,418)	(157,518)
Stock-based compensation	241,471	440,736
Amortization of prepaid interest expense	60,739	-
Changes in operating assets and liabilities:
Account receivables	(115,123)	(274,234)
Deposit	-	(8,985)
Other receivables	-	(16,653)
Prepayment	45,283	(195,698)
Restricted cash	2,753,400	(1,499,123)
Deferred revenue	-	147,337
Due from director	-	502
Customer deposits	(2,753,400)	1,499,123
Advance from customer	377,285	-
Deferred tax assets	(36,269)	-
Deferred tax liabilities	(5,847)	(2,465)
Tax payable	343,995	(149,497)
Accrued expenses and other payables	264,887	278,985
Net cash provided by operating activities	2,136,684	1,261,535

Cash flows from investing activities:
Purchase of property and equipment	(59,900)	(409,664)
Purchase of available-for-sales investment	(13,656,439)	-
Maturity and redemption of available-for-sales investment	13,656,439	-
Loan to third parties	(3,553,799)	-
Repayment from loan to third parties	3,403,940	-
Net cash used in investing activities	(209,759)	(409,664)

Effect of exchange rate change on cash and cash equivalents	139,134	47,312

Net increase in cash and cash equivalents	2,066,059	899,183

Cash and cash equivalents, beginning balance	13,395,337	10,769,456

Cash and cash equivalents, ending balance	$15,461,396	$11,668,639

Supplemental cash flows information:
Cash paid for interest	$69,229	$521,714
Cash paid for income tax	$-	$-

SOURCE: Takung Art Co., Ltd.

Released May 15, 2017